Exhibit 99





          Report on Review by Independent Certified Public Accountants



The Board of Directors
FloridaFirst Bancorp, Inc.
Lakeland, Florida:

     We have reviewed the accompanying condensed consolidated balance sheet of FloridaFirst Bancorp, Inc. and Subsidiary (the "Company") as of June 30, 2002, the related condensed consolidated statements of income for the three-month and nine-month periods then ended and the related condensed consolidated statements of stockholders' equity and cash flows for the nine-month period then ended. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the condensed consolidated financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States of America.

     We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of September 30, 2001, and the related consolidated statements of earnings, stockholders' equity and cash flows for the year then ended (not presented herein); and in our report dated November 2, 2001, except for Note 13 which was December 6, 2001 and Note 18 which was March 5, 2002, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of September 30, 2001, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.



/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA
Orlando, Florida
August 9, 2002